EXHIBIT 99.10


 For Immediate Release

 BAXTER'S ACQUISITION OF SOMATOGEN COMPLETED TODAY

     (BOULDER, Colo., May 4, 1998) - Somatogen, Inc. (NASDAQ:SMTG) announced today that the acquisition by Baxter of Somatogen, a biopharmaceutical developer of recombinant hemoglobin technology, has been completed. As a result of the merger, Somatogen's Common Stock will no longer be quoted on the NASDAQ National Market. Under the terms of the merger agreement, each share of Somatogen Common Stock has been converted into the right to receive 0.1685 shares (the "Ratio") of Baxter common stock and one Contingent Payment Right. The Ratio was calculated pursuant to the formula set forth in the merger agreement. On May 1, 1998, Baxter common stock closed at $55.625. Letters of transmittal will be sent in the near future to the Somatogen stockholders of record as of May 4, 1998.